EXHIBIT 10.7

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is made and entered into as of April 21, 2020, by and among (i) Official Committee of Tort Claimants (the “TCC”), (ii) PG&E Corporation and Pacific Gas & Electric Company (together, the “Debtors”), (iii) the United States Department of Homeland Security / Federal Emergency Management Agency (“FEMA”), (iv) the United States Small Business Administration (the “SBA”), (v) the United States Department of Agriculture and the United States Forest Service (together, the “Department of Agriculture”), (vi) the United States Department of the Interior, the United States Fish and Wildlife Service, the National Park Service and the Bureau of Land Management (collectively, the “Department of the Interior”), (vii) the United States Department of Housing and Urban Development (“HUD”), and (viii) the General Services Administration (“GSA” and, together with the Department of Agriculture, the Department of the Interior and HUD, the “Federal Agencies”). The TCC, the Debtors, FEMA, the SBA, and each of the Federal Agencies are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, on January 29, 2019, the Debtors filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of California, San Francisco Division (the “Bankruptcy Court”). The Debtors’ chapter 11 cases are being jointly administered before the Bankruptcy Court under lead case number 19-30088 (the “Chapter 11 Cases”). On February 15, 2019, the United States Trustee appointed the TCC.

WHEREAS, on March 16, 2020, the Debtors and certain funds and accounts managed or advised by Abrams Capital Management, LP, and certain funds and accounts managed or advised by Knighthead Capital Management, LLC (together, the “Shareholder Proponents,” and, collectively with the Debtors, the “Plan Proponents”) filed a proposed Chapter 11 Plan of Reorganization dated March 16, 2020 (Dkt. No. 6320) (as the same may be modified or further amended, the “Chapter 11 Plan”).

WHEREAS, FEMA filed proofs of claim in the Chapter 11 Cases (Claim Nos. 59692, 59734, 59783) (collectively, along with any other proof of claim filed by FEMA in the Chapter 11 Cases that are Fire Claims (as defined in the Chapter 11 Plan) regardless of whether such claim is specifically set forth herein, the “FEMA Fire Claims”).

WHEREAS, the SBA filed proofs of claim in the Chapter 11 Cases (Claim Nos. 62342, 86438, 86440) (collectively, along with any other proof of claim filed by the SBA in the Chapter 11 Cases that are Fire Claims (as defined in the Chapter 11 Plan) regardless of whether such claim is specifically set forth herein, the “SBA Fire Claims”).

WHEREAS, the Department of Agriculture filed proofs of claim in the Chapter 11 Cases (Claim Nos. 57937, 59572) (collectively, along with any other proof of claim filed by the Department of Agriculture in the Chapter 11 Cases that are Fire Claims (as defined in the Chapter 11 Plan) regardless of whether such claim is specifically set forth herein, the “Department of Agriculture Fire Claims”). The Department of Agriculture filed other proofs of claim in the Chapter 11 Cases (Claim Nos. 59493, 59662, 59664, 59712, 63837) that are not “Fire Victim Claims” under the Chapter 11 Plan (the “Non‑Channeled Department of Agriculture Claims”). The Non-Channeled Department of Agriculture Claims are for the El Portal Fire, the Murphy Fire, and the Railroad Fire (and have been asserted in the aggregate amount of $128,919,868.87), and are treated as general unsecured claims under the Chapter 11 Plan. The Non-Channeled Department of Agriculture Claims are not and shall not be treated as Fire Victim Claims under the Chapter 11 Plan and are not included within the definition of Department of Agriculture Fire Claims.

WHEREAS, the Department of the Interior filed proofs of claim in the Chapter 11 Cases (Claim Nos. 56756, 59675, 59682, 63744, 63797, 65522) (collectively, along with any other proof of claim filed by the Department of the Interior in the Chapter 11 Cases that are Fire Claims (as defined in the Chapter 11 Plan)

regardless of whether such claim is specifically set forth herein, the “Department of the Interior Fire Claims”). The Department of the Interior filed other proofs of claim in the Chapter 11 Cases (Claim Nos. 62632, 63092, 63748, 63756) that are not “Fire Victim Claims” under the Chapter 11 Plan (the “Non‑Channeled Department of the Interior Claims”). The Non-Channeled Department of the Interior Claims are for the El Portal Fire, the Murphy Fire, and the Railroad Fire (and have been asserted in the aggregate amount of $3,948,896.71), and are treated as general unsecured claims under the Chapter 11 Plan. The Non-Channeled Department of the Interior Claims are not and shall not be treated as Fire Victim Claims under the Chapter 11 Plan and are not included within the definition of Department of the Interior Fire Claims.

WHEREAS, HUD filed a proof of claim in the Chapter 11 Cases (Claim No. 57078) (collectively, along with any other proof of claim filed by HUD in the Chapter 11 Cases that are Fire Claims (as defined in the Chapter 11 Plan) regardless of whether such claim is specifically set forth herein, the “HUD Fire Claims”).

WHEREAS, GSA filed a proof of claim in the Chapter 11 Cases (Claim No. 62051) (collectively, along with any other proof of claim filed by GSA in the Chapter 11 Cases that are Fire Claims (as defined in the Chapter 11 Plan) regardless of whether such claim is specifically set forth herein, the “GSA Fire Claims” and, collectively with the Department of Agriculture Fire Claims, the Department of the Interior Fire Claims, and the HUD Fire Claims, the “Federal Agency Fire Claims”). The Non‑Channeled Department of Agriculture Claims, the Non‑Channeled Department of the Interior Claims and any other claims of any of the Federal Agencies that are not Fire Victim Claims as of the date of this Agreement are collectively referred to herein as the “Non-Channeled Federal Agency Claims.” For the avoidance of doubt, the Non-Channeled Federal Agency Claims are not included within the definition of Federal Agency Fire Claims.

WHEREAS, on December 2, 2019 the TCC filed an objection to the FEMA Fire Claims (Dkt. Nos. 4943 & 5319) (as supplemented, the “FEMA Objection”). The Debtors filed a joinder to the FEMA Objection on February 5, 2020 (Dkt. No. 5639). The FEMA Objection was argued and submitted to the Bankruptcy Court following a hearing held on February 26, 2020. On February 27, 2020, the TCC, the Consenting Fire Claimant Professionals (as defined below), FEMA, the SBA, the Federal Agencies, and the Plan Proponents participated in a mediation in San Francisco, California in an effort to resolve the FEMA Fire Claims, the SBA Fire Claims, and the Federal Agency Fire Claims.

WHEREAS, as a result of, among other things, the mediation, the Parties have agreed to resolve the FEMA Objection, the FEMA Fire Claims, the SBA Fire Claims and the Federal Agency Fire Claims as provided herein.

NOW THEREFORE, for mutual consideration, which is hereby acknowledged, the Parties, each intending to be legally bound, hereby mutually agree as follows:

1.Definitions.

Unless otherwise defined below, all definitions set forth above, including the definitions for the terms “Agreement,” “Bankruptcy Code,” “Bankruptcy Court,” “Chapter 11 Cases,” “Chapter 11 Plan,” “Debtors,” “Department of Agriculture,” “Department of Agriculture Fire Claims,” “Department of the Interior,” “Department of the Interior Fire Claims,” “Federal Agencies,” “Federal Agency Fire Claims,” “FEMA,” “FEMA Fire Claims,” “FEMA Objection,” “GSA,” “GSA Fire Claims,” “HUD,” “HUD Fire Claims,” “Non‑Channeled Department of Agriculture Claims,” “Non‑Channeled Department of the Interior Claims,” “Non-Channeled Federal Agency Claims,” “Party,” “Parties,” “Plan Proponents,” “SBA,” “SBA Fire Claims,” “Shareholder Proponents,” and “TCC,” are specifically incorporated herein by reference as if fully set forth in this Section 1.

All capitalized terms not otherwise defined herein shall have the same meanings ascribed to them in the Chapter 11 Plan.

The term “Approval Motion” means a motion under Rule 9019 of the Federal Rules of Bankruptcy Procedure seeking approval of this Agreement in form and substance reasonably satisfactory to the Debtors, the TCC, FEMA and the Federal Agencies.

The term “Claims Administrator” means Cathy Yanni or any other person appointed to serve as claims administrator under the Fire Victim Trust Agreement to assist in the resolution of the Fire Victim Claims in accordance with the Fire Victim Claims Resolution Procedures.

The term “Consenting Fire Claimant Professionals” means Frank Pitre, Mikal Watts, Gerald Singleton, and Dario de Ghetaldi.

The term “Duplication of Benefits Claim” means a claim against a person, business concern or any other entity receiving federal assistance for a major disaster or emergency under Section 312 of the Stafford Act (42 U.S.C. § 5155) and its implementing regulations.

The term “Fire Victim Claimant” means the holder of any Fire Claim that is not a Settling Public Entities Wildfire Claim or a Subrogation Wildfire Claim.

The term “Fire Victim Trust Corpus” means the aggregate consideration used to fund the Fire Victim Trust of (a) $5.4 billion in cash to be contributed on the Effective Date, (b) $1.35 billion consisting of (i) $650 million to be paid in cash on or before January 15, 2021 pursuant to the Tax Benefits Payment Agreement, and (ii) $700 million to be paid in cash on or before January 15, 2022 pursuant to the Tax Benefits Payment Agreement; (c) $6.75 billion in New HoldCo Common Stock (issued at Fire Victim Equity Value), which shall not be less than 20.9% of the New HoldCo Common Stock based on the number of fully diluted shares of Reorganized HoldCo (calculated using the treasury stock method (using an Effective Date equity value equal to Fire Victim Equity Value)) that will be outstanding as of the Effective Date (assuming all equity offerings and all other equity transactions specified in the Chapter 11 Plan, including without limitation, equity issuable upon the exercise of any rights or the conversion or exchange of or for any other securities, are consummated and settled on the Effective Date, but excluding any future equity issuance not specified by the Chapter 11 Plan) assuming the Pacific Gas & Electric Company’s allowed return on equity as of the date of the Tort Claimants RSA and reasonable registration rights consistent with the recommendations of the Debtors’ equity underwriter and tax rules and regulations; and (d) assignment of rights, other than the rights of the Debtors to be reimbursed under the 2015 insurance policies for claims submitted to and paid by the Debtors prior to the Petition Date, under the 2015 insurance policies to resolve any claims related to Fires in those policy years. The Fire Victim Trust Corpus shall not include (x) the Assigned Rights and Causes of Action, (y) any interest earned on the Cash Holdings of the Fire Victim Trust (or the proceeds of those Cash Holdings) after the Effective Date, and (z) any net cash proceeds from the monetization of New HoldCo Common Stock at a price per share greater than $6.75 billion divided by the number of shares of New HoldCo Common Stock issued to the Fire Victims Trust under the Chapter 11 Plan.

The term “Non-Settling Public Entity” means any municipal corporation duly organized and existing by virtue of the laws of the State of California, general law county and political subdivision of the State of California, and any public agency or public entity formed under California law that is not one of the Settling Public Entities. No Settling Public Entity shall be included within the definition of Non-Settling Public Entity.

The term “Petition Date” means January 29, 2019.

The term “Professional Fees and Costs” means all fees and costs incurred by attorneys, accountants, financial advisors, and experts (consulting and testifying), including, without limitation, all court costs and any contingency fees.

The term “Public Entities” means collectively the Settling Public Entities and the Non-Settling Public Entities.

The term “Settlement Effective Date” has the meaning set forth in Section 2.1 below.

The term “Settling Public Entities” means collectively, (a) the North Bay Public Entities; (b) the Town of Paradise; (c) the County of Butte; (d) the Paradise Park and Recreation District; (e) the County of Yuba; and (f) the Calaveras County Water District.

The term “Stafford Act” means the Robert T. Stafford Disaster Relief and Emergency Assistance Act, 42 U.S.C. §§ 5121 et seq., and related authorities.

The term “State Agency” means any California agency that signs a Settlement Agreement with the TCC and the Debtors that provides that their entire recovery on account of their Fire Claims against the Debtors shall be paid from the Fire Victim Trust but shall not be paid from the Fire Victim Trust Corpus or by the Debtors or the Reorganized Debtors. The California Governor’s Office of Emergency Services, the California Department of Developmental Services, the California Department of Forestry and Fire Protection, the California Department of Parks and Recreation, California State University, Chico, the California Department of Transportation, the California Department of Toxic Substances Control, and the California Department of Veterans Affairs are expected to sign Settlement Agreements contemporaneously with the execution of this Agreement that provide that their entire recovery on account of their Fire Claims against the Debtors shall be paid from the Fire Victim Trust but shall not be paid from the Fire Victim Trust Corpus or the Debtors or the Reorganized Debtors.

The term “Subordinated Claim” means a claim that is subordinate and junior in right of payment to the prior payment in full of all Fire Victim Claims from the Fire Victim Trust.

The term “Trustee” means John Trotter or any other person appointed to serve as trustee under the Fire Victim Trust Agreement.

The term “Wildfire Assistance Program” means the program established by the Debtors to assist wildfire claimants with alternative living expenses and other urgent needs in accordance with the order entered by the Bankruptcy Court on May 24, 2019 (Dkt. No. 2223).

2.Settlement.

2.1 Settlement Effective Date. The effective date of this Agreement (the “Settlement Effective Date”) shall be the date on which each of the following conditions to the effectiveness of the settlement set forth herein has been satisfied:

1.Each Party’s execution and delivery of this Agreement;

2.The approval by a duly authorized official of the United States Department of Justice of the settlement set forth herein, as evidenced by the signature of FEMA, the SBA, and the Federal Agencies to this Agreement;

3.The Bankruptcy Court’s entry of an order granting the Approval Motion; and

4.The Effective Date of the Chapter 11 Plan.

2.2 Settlement Terms.

a.FEMA Fire Claims & SBA Fire Claims. In full and final satisfaction and discharge of the FEMA Fire Claims and the SBA Fire Claims, FEMA and the SBA shall have an Allowed, undisputed $1,000,000,000.00 Subordinated Claim against the Fire Victim Trust. FEMA and the SBA shall not receive any payment on such Subordinated Claim unless and until all Fire Victim Claimants receive payment in full on their Fire Claims, including all compensatory, punitive, exemplary, and other damages and amounts owed on such Fire Claims, as determined by the Trustee and the Claims Administrator. The FEMA Fire Claims and the SBA Fire Claims shall receive no other distributions under the Chapter 11 Plan or in the Chapter 11 Cases.

b.Federal Agency Fire Claims. In full and final satisfaction and discharge of the Federal Agency Fire Claims, $117,000,000.00 shall be paid to the United States Department of Justice (the “Federal Agency Settlement Amount”), via wire instructions provided by the Department of Justice, which amount shall be payable solely and exclusively from any recoveries on the Assigned Rights and Causes of Action—first dollars collected after the payment of all Professional Fees and Costs incurred in connection with the prosecution and settlement of such Assigned Rights and Causes of Action that generate or are otherwise the source of the first $117,000,000.00 recovered on such Assigned Rights and Causes of Action. The Federal Agency Settlement Amount shall be an Allowed Fire Victim Claim (not subject to reduction, dispute, contest, credit, setoff or other deduction) under the Chapter 11 Plan. The Federal Agencies shall have no right to recover on account of the Federal Agency Fire Claims from the Fire Victim Trust Corpus, the Debtors, the Reorganized Debtors or any source other than the Assigned Rights and Causes of Action. To the extent that the source of payment identified herein (i.e., the Assigned Rights and Causes of Action) are not sufficient to pay the Federal Agency Settlement Amount in full, no further amounts shall be due and owing for the Federal Agency Settlement Amount. For the avoidance of doubt, no claims asserted by the Federal Agencies that are not Fire Claims are being settled, compromised, resolved, or affected in any way by this Agreement.

c.Release of Duplication of Benefit Claims. FEMA (i) releases any Duplication of Benefit Claims against any State Agency, Public Entity, individual, or any other recipient of disaster assistance for payments received from the Debtors and the Fire Victim Trust and (ii) deems any State Agency, Public Entity, individual, or any other recipient of disaster assistance to have acted in a commercially reasonable manner in pursuing other available assistance from the Debtors and the Fire Victim Trust. The State Agencies, Public Entities, individuals, and any other recipient of disaster assistance are intended third-party beneficiaries with standing to enforce this release. This Agreement and the State Agencies pursuit and settlement of claims against the Debtors, shall not affect the eligibility of State Agencies, Public Entities, individuals, or any other recipient eligible to receive disaster assistance related to the Fires under the Stafford Act or any declaration of a major disaster or the amount of disaster assistance they will receive.

d.Release of Duplication of Benefit Claims for Wildfire Assistance Program. Notwithstanding Section 2.1, the release provided by FEMA in Section 2.2(c) above with respect to any assistance received from the Wildfire Assistance Program shall be effective upon the Bankruptcy Court’s entry of an order granting the Approval Motion; provided, however, that such release shall become void and of no force and effect if the Effective Date of the Chapter 11 Plan does not occur by December 31, 2020. For the avoidance of doubt, the administrator of the Wildfire Assistance Program is entitled to rely on the release provided by FEMA in Section 2.2(c) and this Section 2.2(d), and FEMA shall not assert any Duplication of Benefit Claims against such administrator for, or on account of, any financial assistance provided to fire victims under the Wildfire Assistance Program after the entry of a order granting the Approval Motion and prior to December 31, 2020.

e.FEMA Objection. Upon the Effective Date, the TCC shall withdraw with prejudice the FEMA Claim Objection.

f.State Agency Recoveries. No State Agency shall be permitted to obtain any recovery from the Fire Victim Trust Corpus.

g.Trust Administration. FEMA, the SBA, and the Federal Agencies do not and will not object to the appointment of the Trustee, the Claims Administrator or any advisors, consultants, professionals or representatives selected or retained by the Fire Victim Trust, the Trustee or the Claims Administrator to the Fire Victim Trust. FEMA, the SBA, and the Federal Agencies shall have no role in the Fire Victim Trust administration, including, without limitation, the investment or monetization of any assets of the Fire Victim Trust or any decision relating to the individual and/or aggregate amount of the Fire Claims and punitive and exemplary damages thereon, if any, all of which is under the sole determination of the Trustee and Claims Administrator, as provided in the Fire Victim Trust Agreement; provided, however, if the Trustee fails to perform under Sections 2.2(a) and 2.2(b) of this Agreement, the affected Agency (or Agencies) may seek to enforce this Agreement by motion to the Bankruptcy Court, or if the Bankruptcy Court determines that it lacks jurisdiction, any other forum having jurisdiction to enforce this Agreement. The Trustee shall provide to FEMA, the SBA, and the Federal Agencies the reports of the Fire Victim Trust as provided to the Bankruptcy Court in accordance with the Fire Victim Trust Agreement, when in effect. FEMA and SBA shall have the same rights as a non-subordinated Fire Victim Claimant, if any, to contest the administration of the Fire Victim Trust. For the avoidance of doubt, no provision in this Agreement shall be construed to impose a restriction of any kind on the ability of the Trustee to fulfill his or her obligations under the Fire Victim Trust Agreement, including, without limitation, the obligation to carry out the purpose of the Fire Victim Trust or to make investment decisions to protect, sell or reinvest the assets of the Fire Victim Trust.

h.Chapter 11 Plan. This Agreement shall be null and void if the Chapter 11 Plan is amended, modified or supplemented in a manner that either (a) has a material adverse impact on the treatment, payment, or source of payment of the FEMA Fire Claims, the SBA Fire Claims or the Federal Agency Fire Claims against the Debtors, as provided herein, or (b) channels or seeks to channel the Non-Channeled Federal Agency Claims to the Fire Victim Trust, in each case, without first obtaining the prior written consent of the TCC, the Debtors, and FEMA, the SBA, and the Federal Agencies, as applicable.

i.Fire Victim Trust Release. Except for the rights expressly arising out of, provided for, or reserved in this Agreement, upon the Settlement Effective Date, FEMA, the SBA and the Federal Agencies, on their own behalf and in every other capacity in which they may now or in the future act, hereby voluntarily, intentionally, knowingly, absolutely, unconditionally and irrevocably release the Fire Victim Trust for the FEMA Fire Claims, the SBA Fire Claims, and the Federal Agency Fire Claims.

j.Reservation of Rights. Except as specifically addressed by this Agreement, this Agreement does not release, waive, relinquish, discharge, resolve, or settle any claims of any agency of the Federal Agencies, including, without limitation, the Non-Channeled Federal Agency Claims, all of which claims and rights thereto are expressly reserved. Notwithstanding any other provisions hereof, this Agreement does not affect the rights and claims of any other agency of the United States other than FEMA, the SBA, and the Federal Agencies, including, without limitation, any claims against the Debtors under the False Claims Act, 31 U.S.C. § 3729-3733, or for common law fraud, any civil, criminal, or administrative liability arising under title 26 of the United States Code, and any criminal liability. FEMA and the SBA reserve all rights with respect to the Chapter 11 Plan, the final form of the Fire Victim Trust Agreement and the Claims Resolution Procedures. All of the Debtors’ rights and the TCC’s rights with respect to the foregoing are also reserved.

3.Additional Terms.

3.1 Adequate Consideration. The consideration received in connection with this Agreement is fair, adequate, and substantial and consists only of the terms set forth in this Agreement.

3.2 No Admission of Wrongdoing or Liability. Each Party understands and agrees that this Agreement is intended to compromise disputed claims and defenses, to avoid litigation, and that this Agreement shall not be construed or viewed as an admission by any Party of liability or wrongdoing, such liability or wrongdoing being expressly denied by each Party. Except for disputes regarding this Agreement, this Agreement shall not be admissible in any lawsuit, administrative action, or any judicial or administrative proceeding.

3.3 Meet and Confer. The Parties agree to meet and confer in good faith in an effort to resolve any dispute arising under this Agreement before commencing any legal action or proceeding with respect to such dispute.

3.4 Entire Agreement. This Agreement contains the entire agreement and understanding by and among the Parties hereto relating to the subject matter hereof and supersedes all prior proposals, negotiations, agreements and understandings relating to such subject matter. No Party has entered into this Agreement in reliance on any other Party’s prior representation, promise, warranty (oral or otherwise) except for those that are expressly set forth herein.

3.5 Amendments. This Agreement shall not be altered, amended, or modified by oral representation made before or after the execution of this Agreement. All amendments or changes of any kind must be in writing, executed by each of the Parties and the Trustee to the Fire Victim Trust (and any successor thereto).

3.6 Severability. Should any clause, sentence, paragraph, or other part of this Agreement be adjudged by final order from any court of competent jurisdiction to be unconstitutional, invalid or in any way unenforceable, such adjudication shall not affect, impair, invalidate, or nullify this Agreement, nor shall it serve as the basis for the rescission, avoidance, or annulment of this Agreement, but shall affect only the clause, sentence, paragraph, or other parts so adjudged to be unconstitutional, invalid or unenforceable.

3.7 Recitals. The Recitals set forth in this Agreement are hereby incorporated into this Agreement by reference and made a part of this Agreement.

3.8 Headings. The Parties have inserted the paragraph titles in this Agreement only as a matter of convenience and for reference, and the paragraph titles in no way define, limit, extend, or describe the scope of this Agreement or the intent of the Parties in any particular provision of this Agreement.

3.9 Authority. The individuals whose signatures are affixed to this Agreement in a representative capacity represent that they are competent to enter into this Agreement and have been duly authorized by the Party they represent to do so.

3.10 Neutral Interpretation. The Parties shall be deemed to have cooperated in the drafting and preparation of this Agreement. There shall be no presumption that any ambiguity in this Agreement is to be construed against any one of the Parties because of such Party’s participation in the drafting and preparation of this Agreement.

3.11 Binding on Trustee, Claims Administrator, and Successors. This Agreement shall be binding upon and inure to the benefit of the Trustee, Claims Administrator, respective predecessors, successors, assigns, heirs, legatees, affiliates, parents, subsidiaries, shareholders, officers, directors, employees, partners, agents, principals, attorneys, representatives, and professionals (as applicable) of the Parties to the extent provided by law.

3.12 Governing Law. This Agreement shall be governed by and construed in accordance with Federal law (excluding choice-of-law rules), and, as applicable, the Bankruptcy Code.

3.13 Jurisdiction. Each Party consents to the jurisdiction of the Bankruptcy Court and its appellate courts for all matters and disputes between and among the Parties regarding this Agreement.

3.14 Costs. Each Party shall each bear its own attorneys’ fees, costs, and expenses in connection with the matters set forth in this Agreement, including, but not limited to, the negotiation and preparation of this Agreement.

3.15 Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.Approval Motion. Within five business days after the execution of this Agreement by the Debtors and the TCC, the Debtors shall file the Approval Motion with the Bankruptcy Court. It is expressly acknowledged and understood that (a) the United States Department of Justice might not be able to obtain authority to execute this Agreement prior to the filing of the Approval Motion with the Bankruptcy Court and (b) the effectiveness of any order from the Bankruptcy Court granting the Approval Motion will be contingent on the United States Department of Justice obtaining such authority and executing this Agreement.

5.Notices. All notices and other communications required or permitted under this Agreement (a “Notice”) shall be in writing and may be delivered by overnight mail, hand, or e-mail with such Notice deemed effective when delivered. All Notices shall be given to the Parties at the following addresses. Upon written notice to the following Parties, any Party may change its designee for Notice or payment.

If to the Debtors, to:
PG&E Corporation
77 Beale Street
San Francisco, CA 94105
Attention: Janet Loduca (janet.loduca@pge.com)

With a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Stephen Karotkin, Jessica Liou, and Matthew Goren
(stephen.karotkin@weil.com, jessica.liou@weil.com, matthew.goren@weil.com)
- and -
Cravath, Swaine & Moore LLP
825 8th Avenue
New York, NY 10019
Attention: Kevin Orsini and Paul Zumbro
(korsini@cravath.com, pzumbro@cravath.com)

If to the TCC, to:
Attention: Karen Lockhart
c/o Steve Campora, Esq.
Dreyer Babich Buccola Wood Campora LLP
E-mail: scampora@dbbwc.com

with a copy (which shall not constitute notice) to:
Baker & Hostetler LLP
Transamerica Pyramid Center
600 Montgomery Street, Suite 3100
San Francisco, CA 94111-2806
Attention: Robert Julian and Eric Goodman
(rjulian@bakerlaw.com; egoodman@bakerlaw.com)
If to FEMA, the SBA, or the Federal Agencies, to:
Matthew J. Troy
Senor Trial Counsel
U.S. Department of Justice Civil Division

P.O. Box 875
Ben Franklin Station
Washington, DC 20044-0875
Email: Matthew.Troy@usdoj.gov
If to the Fire Victim Trust, to:
Brown Rudnick LLP
Seven Times Square
New York, NY 10036
Attention: David J. Molton and Oksana P. Lashko
Email: dmolton@brownrudnich.com; olashko@brownrudnick.com
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have signed this Agreement or have caused their duly authorized representatives to sign this Agreement:

Robert A. Julian (SBN 88469)
PG&E CORPORATION AND PACIFIC GAS AND	Eric R. Goodman (pro hac vice)
ELECTRIC COMPANY	BAKER & HOSTETLER LLP
600 Montgomery Street, Suite 3100
San Francisco, CA 94111-2806

ATTORNEYS FOR OFFICIAL COMMITTEE OF
TORT CLAIMANTS
JOSEPH H. HUNT
Assistant Attorney General
DAVID L. ANDERSON (CABN 149604)
United States Attorney

RUTH A. HARVEY
Director
KIRK MANHARDT
Deputy Director
MATTHEW J. TROY
Senior Trial Counsel

ATTORNEYS FOR THE UNITED STATES
DEPARTMENT OF HOMELAND SECURITY /
FEDERAL EMERGENCY MANAGEMENT
AGENCY, THE UNITED STATES SMALL
BUSINESS ADMINISTRATION, THE UNITED
STATES DEPARTMENT OF AGRICULTURE AND
THE UNITED STATES FOREST SERVICE, THE
UNITED STATES DEPARTMENT OF THE
INTERIOR, THE UNITED STATES FISH AND
WILDLIFE SERVICE, THE NATIONAL PARK
SERVICE AND THE BUREAU OF LAND
MANAGEMENT, THE UNITED STATES
DEPARTMENT OF HOUSING AND URBAN
DEVELOPMENT, AND THE GENERAL SERVICES
ADMINISTRATION